UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 24, 2006

VIDEO DISPLAY CORPORATION

(Exact name of registrant as specified in its charter)

Georgia	0-13394	58-1217564
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1868 Tucker Industrial Road Tucker, Georgia		30084
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (770) 938-2080

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01: Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 24, 2006 Video Display Corporation (the “Company”) received a notice from the staff of The Nasdaq Stock Market stating that the Company is not in compliance with Nasdaq’s requirements for the continued listing of the Company’s securities on The Nasdaq Stock Market. This notice was sent automatically due to the Company’s failure to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2005, as required under Nasdaq rule 4310(c)(14).  As previously reported by the Company in a press release dated January 23, 2006, the Company’s Form 10-Q was due to be filed on January 17, 2006, but could not be filed within the prescribed time period for reasons outlined in the press release.  The Nasdaq notice also stated an “E” will be appended to the end of the Company’s common stock trading symbol, changing the symbol to “VIDEE” until the noncompliance is corrected. The notice from Nasdaq does not by itself result in delisting of the Company’s securities if the Company, within seven calendar days from the date of such notice, requests a hearing.

On January 30, 2006, subsequent to receiving the Nasdaq notice of delisting, the Company filed its Form 10-Q for the fiscal quarter ended November 30, 2005, having resolved the accounting issues that had led to the delay in filing. The Company intends to make a timely request for a hearing with the Nasdaq Listing Qualifications Panel on this matter. The request for a hearing will stay the delisting pending the hearing and a decision by the Panel.  At the hearing, the Company intends to outline the cause of the late filing and the steps it has made and intends to make to prevent late filings in the future.  While the Company expects the hearing to be successful, there can be no assurance that the Panel will accept the Company’s position and grant its request for continued listing.  The Company may appeal any adverse decision of the Panel to the Nasdaq Listing and Hearing Review Council.  Any such appeal by the Company would not stay the ruling of the Listing Qualifications Panel.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibit

99.1	Press Release of Video Display Corporation, dated January 30, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2006	VIDEO DISPLAY CORPORATION

	By:	/s/ Ronald D. Ordway
Ronald D. Ordway
Chief Executive Officer